AIRPORT INDUSTRIAL PARKLEASE

         THIS LEASE is made and entered into this_________ day of ______________ 2000, by and between the PORT OF BELLINGHAM, a municipal corporation, hereinafter called LESSOR, and SAFE TRANSPORTATION SYSTEMS, INC., a Florida corporation, hereinafter called LESSEE,

                                    ARTICLE I

                                    Recitals

         1.1 PRELIMINARY STATEMENT: The Lessor is the owner of certain real property and Improvements located within the area commonly known as the AIRPORT INDUSTRIAL PARK, and the Lessee desires to lease said real property and improvements located thereon for the purposes of conducting Its business operations.

1.2     EXHIBITS:

        Exhibit "A"           Legal  Description  of the  Property  in which the
                              Premises  are  located -- Lease #25 of the Airport
                              Binding Site Plan

        Exhibit "B"           Sketch of Premises

        Exhibit "C"           To be attached in  accordance  with Section  2.1.2
                              herein.

        Exhibit "D"           General   Description  of  Tenant  Improvents  And
                              Estimated Cost

        Exhibit "E"           Final Cost of Tenant Improvements

         All of the above described exhibits are attached to this lease an by this reference are made a part hereof.

                                   ARTICLE II

                           Premisses, Terms, Renewals

         2.1 PREMISES: Lessor, in consideration of the rents hereinafter reserved and of the covenants and conditions herein set forth to be performed by Lessee, does


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hereby  demise  and  let  unto  Lessee,  a  portion  of the  real  property  and
Improvements decribed in Exhibit "A" and "B" above and commonly referred to as the oact cido of the International Trade Building, containing approximately
29,829 square feet, described as Lease #25 of the Bellingham International Airport Binding Site Plan (hereinafter "Premises").

         2.1.1 Upon execution of this Lease, the Lessor shall cause to be prepared a binding site plan creating the exact Premises. The Lessee shall bear the cost of the preparation, filing and recordation of the Bellingham International Airport Binding Site Plan.

         2.1.2 The parties understand that the Bellingham International Airport Binding site plan has not, as of the dalo huroof, been approved by the County of Whatcom. The parties further understand and agree that at the the binding Site Plan is approved and recorded the auditors file number will then be noted and attached hereto as Exhibit "C". The parties further agree that the fact that a Binding Site Plan creating the exact Premises has not yet been prepared will not effect the validity of this Lease.

         2.2 TERM AND COMMENCEMENT DATE: The term of this lease shall be for FIVE (5) years beginning December 1, 2000.

         2.3 RENEWAL: Provided the 1ease is in good standing. I _______________ have the right to renew this lease for three (3) consecutive five-year periods by giving written notice of such intention to Lessor at least one-hundred twenty
(120) days prior to the expiration of the term of this lease or any renewal thereof.

                                   ARTICLE III

                       Compensation, Rental Renegotiation,
                         Arbitration and Performance Bond

         3.1 RENT- As monthly rent, Lessee shall pay to Lessor in U.S. funds, the sum of the following:

                   a.  Building rent              $  14,019.63, and;
                   b.  Tenant improvement rent    $   1,094.22

All rental payments, plus applicable state leasehold tax, are to be made monthly in advance on or before the lst day of each month beginning March 1, 2001. A late charge of 1% per month will be assessed against past due amounts.


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         3.1.1 There shall be no rent due or  collected  for the first three (3)
months of the Lease. Such three (3) month period shall begin December 1, 2000 and shall end February 26. 2001, However, the Lessee shall be responsible for the payment of all app1icable State leasehold tax during the no rent period. In addition, tho no rent period shall not apply to the rent attributable to the tenant Improvements.

         3.2 TENANT IMPROVEMENTS: The list of tenant improvements requested by the Lessee is attached hereto as Exhibit "D". The Lessor estimates that the tenant improvements will cost approximately $51,500.00 plus applicable Washington state sales tax. The portion of the rent attributable to tenant improvements is calculated using this estimate, amortized over five (5) years with a rate or return to the lessor of ten (10%) per annum.

         3.2.1 Upon completion of the tenant improvements by the Lessor the actual costs shall be attached hereto as Exhibit "E". The actual cost of the tenant Improvements, as contained in Exhibit "E", shall be used to calculate the actual tenant Improvement rent assuming amortization of the actual cost over five (5) years with a rate of return to Lessor of ten (10%) per annum. The recalculation of the monthly rent as provided herein shall not effect the validity of this Lease.

         3.3 RENTAL  RENEGOTIATION:  Should Lessee renew said lease  pursuant to
Section 2.3 herein, rent for the premises (including the value of the tenant improvements) shall be subject to adjustment. The parties agree to renegotiate the amount of rent payable to Lessor every five years, and to agree on the amount at least ninety (90) days prior to the commencement of each succeeding five (5) year period, (hereinafter "Rental Renegotiation Deadline"). In no event will the rent payable by Lessee be less than the original rent for the preceding lease year.

         3.4 ARBITRATION: If the parties cannot agree on an adjustment of rent, then the parties shall select an arbitrator within ten (10) days of the Rental Renegotiation Deadline. If the parties cannot agree on an arbitrator within this time, either party may apply to the Superior Court of Whatcom County for an order appointing an arbitrator. The Court shall select an arbitrator, who shall render his/her decision no later than 60 days after his/her appointment. If the arbitrator requests a hearing prior to rendering his/her decision, such hearing shall be hold within 30 days of the arbitrator's appointment. The Arbitrator's decision shall be binding on both parties. Each party shall bear their own expenses associated with the arbitration.

         Notwithstanding the foregoing, the Lessee may exercise the right to arbitration only if Lessee is not in default with respect to any rental payment or other covenant or condition of the lease. Furthermore, arbitration, in accordance with the above procedure, does not relieve Lessee of its obligation to continue paying rent during the arbitrator's decision making period.

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         3.5 PERFORMANCE BOND: In compliance with the requirements of State law,
Lessee agrees that it will secure the performance of the rental portion of this lease by a good and sufficient bond, or equal surety, satisfactory to Lessor in an amount not less than:

         a.  thirty three percent (33%) of the sum of annual rent, And:
         b. 100% of the estimated cost of the tenant improvements as contained in Exhibit "D".

plus State leasehold tax on the entire amount. Such bond shall be obtained within fourteen (14) days of execution of this lease. Lessee shall forward evidence of such bond to Lessor within fourteen (14) of execution of the lease. Failure to comply with the requirements shall be grounds for termination of this lease without notice to the lessor. Said bond shall comply with the requirements of Washington law and shall be kept always in effect. In the event of failure to keep such bond in full force and affect, this lease may be canceled upon thirty
(30) days written notice to Lessee.

                                   ARTICLE IV

              Use of Premises. Condition of Property, improvemants,
  Removal of Property, Maintenance, Utilities, Federal Aviation Fiiauir,ernoni
                           Fire Protection and Parking

         4.1 LESSEE'S USE OF PREMISES; lessee shall only conduct the following activity on the leased premises; CORPORATE HEADQUARTERS FOR [illegable] OF SAFE TRANSPORTATION SYSTEMS. Failure of Lessee to perform this type of business or cessation of such services, for any period of time exceeding 30 days, or carrying on other activities without first obtaining a validly executed lease modification in compliance with the applicable provisions of this Lease, shall constitute default under the terms of this Lease. In the conduct of this activity, Lessee agrees to properly and fairly serve the public, providing reasonable hours of operation, suitable services, and tariff charges In keeping with recognized standards of the trade. Failure of Lessee to so serve the public for a period of 31 consecutive days or more shall be considered a breach of this clause and thereby constitute a cause of default. It is further understood and agreed the leased premises shall not be used to store, distribute or otherwise handle flammable or dangerous materials.

         4.2 CONSTRUCTION OF TENANT IMPROVEMENTS: Upon execution of this lease and the posting of the performance bond as required herein, the lessor shall construct the tenant improvements as generally described in Exhibit "D"


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attached hereto.  The Lessor shall work diligently and expeditiously to complete the tenant improvements described in Exhibit "D". Such tenant improvements shall remain the property of the Lessor.

         4.3 CONDITION OF PROPERTY: Except for the Lessor's obligation to construct, in a good and workmanlikee manner, the tenant improvements as described on Exhibit "D", the Lessee accepts the leased premises "as is" without further maintenance liability on the part of the Lessor, and is not relying an any representationss of Lessor as to condition or usability, except Lessor's right to grant a lease of the property.

         4.4 IMPROVEMENTS BY LESSEE: Type Permitted , Subject to obtaining written approval as hereafter described, Lessee may make and install at its own [illedgable] in connoction With the activity described in Section 4.1. Lessee's contractor, if any, shall be subject to Lessor's approval, not unreasonably withheld, Lessor reserves the right to condition its approval upon the Lessee providing satisfactory payment and/or performance bonds. Lessee shall submit plans to and obtain written approval from Lessor before commencing any improvements. All Improvements by Lessee shall conform to the requirements of the Americans With Disabilities Act, 42 USC 12111 et seq and the Rules, Regulations and Minimum Standards for the Bellingham International Airport.

         4.4.1 Disposition of Improvements at end of Lease - Lessee shall have the right to remove all equipment, personal property and improvements which are not fixtures, which may have been placed upon the premises by itself during the period of this lease providing that the same are removed before the lease is terminated and that the lease is in good standing. Any Improvements, not removedd from the premises by the conclusion of the lease shall, at Lessor's option, revert to Lessor, Leased premises will be restored by Lessee to conditions prevailing at the time of initiation of the lease, normal wear excepted, All improvements which are to be designated fixtures shall be so designated by Lessor upon Lessor's approval of the plans for such Improvements.

         4.5 REMOVAL OF PROPERTY: If Lessee fails to remove any of its personal property from the premises or the building at the termination of this lease or when Lessor has the right of re-entry, Lessor may, at its option, remove and store said property without liability for loss thereof or damage thereto, such storage to be for the account and at the expense of Lessee. If Lessee fails to pay the storage costs after thirty (30) days or more, Lessor may, at its option, sell any or all of such property at public or private sale, in such manner and at such times and places as Lessor, in its sale discretion, may deem appropriate, without notice to Lessee, and shall apply the proceeds of the sale first to the costs of the sale, including attorney's fees, second to the storage costs, third to the payment of any amounts then or thereafter due to Lessor from Lessee under this lease. The balance, if any, shall be returned to Lessee.

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         4.8 MAINTENANCE OF FACILITIES:  Maintenance of the leased  Promises and all Improvements thereon is the responsibility of Lessee.

         4.7 UTILITIES: Lessee will arrange and pay for all utility connections and services and distribution of such utilities within its leased premises. At the conclusion of this lease, Lessee shall arrange for such utility services to be terminated and for the final bill to be sent to Lessee. Lessee shall be liable for all utility charges that accrue If it falls to so terminate services.

         4.8 FEDERAL AVIATION REQUIREMENTS: The Lessee agrees that its use of the premises will be accomplished in accordance with the following covenants:

         4.8.1 Lessee shall prevent any use of the premises which would interfere with landing or taking off of aircraft at the Bellingham International Airport, or otherwise constitute an airport hazard.

         4.8.2 Lessee shall prevent any operation on the premises which would produce electromagnetic radiations of a nature which would cause interference with any air navigational or communications aid now or in the future to be installed to serve the Bellingham International Airport, or which would create any interfering or confusing light or cause any restrictions to visibility at the airport.

         4.8.3 lessor retains the public right of flight for the passage of aircraft in the airspace above the surface of the premises hereinbefore described, together with the right to cause in said airspace such ,noise as may be inherent in the operation of aircraft, now known or hereafter used for navigation of or flight in said airspace, and for use of said airspace for landing on, taking off from or operating on the Bellingham International Airport.

         4.8.4 Lessee understands that it is the policy of the U.S. Department of Transportation that minority business enterprises as defined in 48 CFR, Part 28, shall have the maximum opportunity to participate in the performance of this lease as defined in 49 CFR, Section 23.5, and that this agreement is subject to 49 CFR, Part 23, as applicable. Lessee hereby assures that no person shall be excluded from participation in, denied the benefits of, or otherwise discriminated against in connection with 49 CFR, Part 23, on the grounds of race, color, national origin, or sex.

         4.9 FIRE PROTECTION: The Lessee understands that the Lessor has no responsibility to provide fire protection for the Lessee's buildings, property or equipment located in or upon the leased premises, It shall be the exclusive responsibility of the Lessee to provide for its own fire protection, including but not limited to, promptly paying all fire district service charges when due. In this regard, the Lessee understands that it is the Lessee's responsibility

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and duty to  include  the value of its  buildings,  property  and  equipment  to appropriate County authorities for personal property tax purposes through which fire district service charges are paid. Failure of the Lessee to [illedgable]. The Leassee shall promptly provide the Lessor with a copy of its personal property daclaration within seven (7) days from the time such doclaration is made to the Whatcom County Assessor.

         4.10 PARKING: The Lessor and Lessee shall cooporate in good faith to accomodate [illedgable] International Trade Building.

                                    ARTICLE V

                            Miscellaneous Provisions

         5.1 INSURANCE: The parties herto agree that the Lessor shall not be responsible to the Lessee for any property loss or damage done to the Lessee's property, [illedgable]. It shall be the Lossee's responsibility to provide its own protection against [illedgable] losses of whatsoever kind or nature, regardless of whether or not such loss is occasioned by the acts or omissions of the Lessor, Lessee, third party, or act of nature.

         5.1.1 [illedgable] existence of this clause, carry a comprehensive general liability insurance policy, naming both parties hereto as insured, with a bodily injury amount of not less than $500,000 aggregate per person and per accident. Lessee shall provide evidence of such insurance to Lessor. The lessor believes [illedgable] .occurrences, whether occasioned by the presence upon the leasehold or upon Lessor's property, negligence of willful conduct of either the lessor, or lessee holding under the Lessee herin, regardless of who the Injured party may be.

         5.2 LESSEE  WILL  OBTAIN  PERMITS: [illedgable].

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         5.3 LIENS: Lessee agrees to keep the property described herein free and clear of all liens and charges whatsoever. Lessee shall not allow any mechanic's or other liens to be placed upon the leased premises. If such a lien is placed of record, Loccoo shall cause it to be discharged of record, at its own expence, within ten (10) days of Lessor's demand, Failure to comply with Lessor's demand within 10 days shall be a default under the terms of this Lease.

         5.4 INDEMNIFICATION AND HOLD HARMLESS: The Lessee agrees that it will protect, save, defend, hold harmless and indemnify the Lessor, its officers, employees and agents from any and all demands, claims, judgments, or liability for loss or damage arising as a result of accidents, injuries, or other occurrences, occasioned by either the negligent or willful conduct of the Lessee, Its agents or any person or entity holding under the Lessee or any party person or entity on the leasehold or on this Lessors property as a result of Lessee's activity, regardless of who the injured party may be,

         5.4.1 Lessee shall indemnify and hold lessor harmless from any and all claims, demands, judgments, orders, or damages resulting from hazardous substances on the leasehold caused in whole or in part by the activity of the Lessee. Its agents, subtenants, or any rather person or entity on the leasehold during any period of time that Lessee has occupied all or a portion of the leasehold during the term of the lease. It is the Intent of the parties that Lessee shall be responsible and shall hold Lessor harmless from any hazardous substances that have or may occur on the leasehold since Lessee [illedgable]. The term "hazardous substances", as used herein, shall mean any substance heretofore or hereafter designated as hazardous under the Resource Conservation and Recovery Aot, [illedgable]. the comprehensivs [illedgable]; or the Hazardous Waste Cleanup-Model Toxic Control Act, RCW 70.1O5D all as amended and subjcot to all regulations promulgated thereunder.

         5.5 LAWS AND REGULATIONS: LESSEE agrees to conform to and abide by all lawful rules, codes, laws and regulations in connection with Its use of said premises and the constrction of improvements and oparatron of Lessee's business thereon and not to permit said premises to be used in violation of any lawful rule, code, law, regulation or other authority.

         5.5.1 The Lessor's obligations [illedgable].

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         5.6 WASTE AND REFUSE:  Lessee  agrees not to allow  conditions of waste and refuse to exist on the above described promises and to keep the promises in a neat, clean and orderly condition and to be responsible for all damages reused to the leased premises by Lessee, his agents or any third party on the premises.

         5.7 TAXES AND ASSESSMENTS: Lessee agrees to pay all taxes assessed against the leasehold interest and a prorata share of assessments made against property for installation of public utility systems, based upon a reasonable sharing program among all properties served by the same utility.

         5.8 SIGNS: No signs shall by installed without the written permission of Lessor.

         5.9 EQUAL OPPORTUNITY: Lessee agrees that in the conduct of activities on the leased premises It will be an equal opportunity employer in accordance with Title VI of the 1964 Civil Rights Act and will comply with all requirements of the Americans With Disabilities Act of 1990.

         5.10 LITIGATION: In the event Lessor shall be made a party to any litigation commenced by or against Lessee, then Lessee agrees to pay all costs, expert witness fees, and attorney's fees, including all customary charges, incurred by Lessor in connection with such litigation. However, if Lessor is made a party defendant and Lessee undertakes the defense of the action on behalf of Lessor, then no obligation for costs and attorney's fees will be chargeable against Lessee by Lessor for costs arising out of such undertaking, Lessee also agrees to pay all costs and attorney's fees incurred by Lessor In enforcing any of the covenants, agreements, terms and provisions of this lease,

         5.10.1 Notwithstanding the above paragraph, Lessor and Lessee agree that in any litigation between them reasonable attorney fees and costs shall be awarded only to the prevailing party,

         5.11 ASIGNMENT OF LEASE: Lessee shall not assign, rentl or sublease any portions of this lease or any extension thereof, without the prior written consent of Lessor and no rights hereunder or in or to said premises shall pass by operation of law or other judicial process or through insolvency proceedings.[illedgable] successors, representatives and assigns as the case may be. Lessee will furnish Lessor with [illedgable].

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assignment  made by the Lessee for the  purposes  of  obtaining  a loan or other consideration from a third party, then the Lessor's consent shall be made in accordance with the Consent to Assignment document used by Lessor for these specific assignments. A copy of this consent form will be provided by Lessor upon request of the Lessee.

         5.11.1 If Lessor refuses to consent to an assignment, Lessee's sole remedy shall be the right to bring a declaratory action to determine whether Lessor was entitled to refuse such assignment under the terms of this lease.

         5.11.2 A minimum handling and transfer fee of THREE HUNDRED and NO/100 DOLLARS ($300.00) shall be payable by Lessee to Lessor should a lease assignment or subletting transpire. The Lessor reserves the right to increase the transfer fee to Five Hundred Dollars ($500.00) if in Lessor's sole judgement the transaction necessitates the expenditure of substantial time and expense on the part of the Lessor.

         5.12 REIMBURSEMENT FOR EXPENSES: Should the Lessee seek to assign this lease to any creditor as security for a loan or forbearance from such creditor, or attempt to otherwise assign, sublease, or modify this agreement between the parties during the term of this lease or any renewal thereof, then the Lessee agrees to reimburse the Lessor for all customary and reasonable attorney fees paid by the Lessor for the review and opinion of such attorney acting on the request. A failure to reimburse the Lessor within 60 days of the mailing of notice of such charges shall constitute a default under the terms of this lease. Notwithstanding anything to the contrary herein, the Lessee shall not be obligated to reimburse the Lessor in any case where an assignment, sublease, or modification is not accomplished due to total refusal on the part of the Lessor to grant Its consent to the request.

         5.13 TERMINATION: Upon termination of this lease or any extension thereof, whether by expiration of the stated term or sooner termination thereon as herein provided, Lessee will surrender to Lessor said premises peaceably and quietly and in the same condition in which they existed prior to possession by Lessee.

         5.14 DEFAULT: Failure to pay rent by the first day of each month shall constitute a default under the terms of this lease. If default in the payment of rent occurs, then at Lessor's sole option, upon ten (10) days written notice, this lease may be terminated and Lessor may enter upon and take possession of said property. This remedy is in addition to and is not exclusive of any other remedies provided either by this lease or by law.

         if Lessee shall fail to perform any term or condition of this lease, other than the payment of rent, then Lessor, upon providing Lessee thirty (30) days written notice of such default, may terminate this lease and enter upon and take possession of the property. This remedy is in addition to and is not exclusive of any other remedies provided either by this lease or by law.

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         If within any one year  period,  Lessor  serves  upon the Lessee  three notices requiring Lessee to comply with the terms of the lease or to vacate the leased premises, then Lessee shall, upon a subsequent violation of any term of this lease by the Lessee, be deemed to be in unlawful detainer, and the Part may, in addition to any other remedies it may have, immediately terminate the lease and/or commence an unlawful detainer action without further notice to Lessee.

         5.14.1 The following shall also constitute default under the terms of this lease: Insolvency of Lessee; an assignment by Lessee for the benefit of creditors; the filing by Lessee of a voluntary petition in bankruptcy; an adjudication that Lessee Is bankrupt or the appointment of a receiver of the properties of Lessee; the filing of an involuntary petition of bankruptcy and failure of Lessee to secure a dismissal of the petition within thirty (30) days after filing; attachment of or the levying of execution on the leasehold Interest; and failure of Losses to secure discharge of the attachment or release of the levy of execution within ten r<10) days.

         5.15 NON WAIVER: Neither the acceptance of rent nor any other act or omission of Lessor after a default by Lessee shall operate as a waiver of any past or future default by Lessee, or to deprive Lessor of its right to terminate this lease, or be construed to prevent Lessor from promptly exercising any other right or remedy it has under this lease.

         5.16 NOTICES: Any notice, demand, request, consent, approval or communication that either party desires or is required to give to the other party shall be in writing addressed to the other party at the addresses as follows:

         TO LESSOR:     PORT OF BELLINGHAM
                        1801 ROEDER AVENUE
                        P.O. 80X 1677
                        BELLINGHAM, WASHINGTON 98227-1677

         TO LESSEE:     SAFE TRANSPORTATION SYSTEMS, INC.
                        3873 AIRPORT WAY, SUITE B
                        BELLINGHAM, WASHINGTON 98226

or such address as may have been specified by notifying the other party of the change of address, Notice shall be deemed served on the date of actual delivery or the first attempted delivery as shown on the return receipt if mailed with the United States Postal Service by certified mail, return receipt requested.

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         5.17 AGENT FOR  SERVICIE:  Lessee agrees that, if Lessee is in unlawful datainer pursuant to RCW 59.12, and Lessor is unable to serve Lessee with the unlawful detainer pleadings after one service attempt, then Lessor will be deemed to have complied with the service requirements of ROW 59.12 if it mails such pleadings via certified mail to the address set forth in the notice section of this lease and posts such pleadings in a conspicuous location on the leased premises. Service shall be deemed complete on the third day following the day of posting or day of mailing, whichever is later.

         5.18 QUIET ENJOYMENT: Lessor acknowledges that it has ownership of the property heretofore described and that it has the legal authority to lease said property unto Lessee. Lessor covenants that Lessee's right of occupancy shall not be disturbed during the term of this lease so long as the terms are complied with by Lessee and subject to that clause in this lease dealing with the right of Lessor to enter upon the leased promises.

         5.19 LESSOR MAY ENTER PRE MISES: It is agreed that the duly authorized officers or agents of Lessor may enter to view said premises at any time and if the business or normal function of Lessor should at any time require that it enter upon the premises to perform any work or make any improvements, It may do so, but not in such manner as to materially injure Lessee or interfere with its normal and usual operation.

         5.19.1 The Lessor reserves the right to grant easements and other land uses on the premises to others when the easement or other land uses applied for will not unduly interfere with the use to which the Lessee is putting the premises, or interfere unduly with the approved plan of development for the premises. No easement or other land uses shall be granted to third parties, until damages to the leaseholder have been dealt with appropriately, or waiver signed by the Lessee.

         5.20 TIME: Tt is mutually agreed and understood that time is of the essence of this lease and that a waiver of any default of Lessee shall not be construed as a waiver of any other default.

         5.21 INTERPRETATION:: In any dispute between the parties, the language of this lease shall in all cases be construed as a whole according to its fair meaning and not for or against either the Lessor or the Lessee. If any provision Is found to be ambiguous, the language shall not be construed against either the Lessor or Lessee solely on the basis of which party drafted the provision. If any word, clause, sentence, or combination thereof for any reason Is declared by a court of law or equity to be invalid or unenforceable against one party or the other, then such finding shall in no way affect the remaining provisions of this lease agreement.

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         5.22 HOLDING OVER: If the Lessee remains In possession of said promises after the date of expiration of this lease, with the written consent of the Lessor, it Is hereby agreed and understood that until such time as a new agreement in writing shall be entered into between the parties thereto, Lessee shall continue to make payments to Lessor on a month to month basis as provided for in this Lease. Said holding over shall be subject to all of the terms and conditions of this lease. Said holdover tenancy may be terminated by either party at the and of any such monthly period by sending written notice not less than five (5) days before the end of such period. Said holding over shall be subject to approval of Lessor,

         5.23 RIGHT OF FIRST REFSUAL - IS BUILDING: The Premises is a portion of the Lessor's ITS Building, The balance of the ITB Buildinq is approximately 30,000 square feet. That area is currently leased to another tenant. In the event that the other tenant terminates Its lease (and any renewals thereto) with the Lessor, the Lessor shall notify Lessee (as provided herein) of the vacation. After Lessor has provided notice as provided herein, the Lessee shall have sixty
(6O) days to notify the Lessor that it desires to lease the balance of the ITS Building. If the Lessor is so notified, the Lessor shall prepare a modification to this Lease which adds the balance of the ITS Building to this Lease, adjusts the monthly rent to reflect the increased square footage and adjusts the amount of the performance bond required.

         5.24 OPTION TO PURCHASE ITB BUILDING: The Lessor hereby grants to Lessee the option to purchase the ITS Building and all Lessor owned improvements on the premises for its fair market value as determined by not less than the average of two MAI appraisals. The option shall extend from the Commencement Date of the Lease for a period of five years. The exercise of the option is subject to the following conditions precedent:

         a. The decision of the commission of the Port of Bellingham to declare the ITS Building surplus to the needs of the Lessor. That decision shall be in the sole discretion of the commission of the Part of Bellingham, Nothing herein shall be construed as to require the commission to surplus the ITS Building.

         b. The approval of the Federal Aviation Administration (or its successor organization), If required.

         c, Any and all leases and/or rental agreements In place for the ITS Building.

         5.24.1 The Lessor shall notify the Lessee that it intends to declare the ITS Building surplus. Thereafter, the Lessee shall have thirty (30) days to notify the Lessor that it intends to exercise the option. in the event that the Lessee so notifies the Lessor of its intent to exercise the option, then the Lessor and the Lessee shall each select an MAI appraiser who regularly performs services in Whatcom County, Washington. The appraisers shall be instructed to appraise the value of the real property only and the value of all of the Lessor owned improvements on the premises. Not less than the average of the two appraisals shall determine the fair market value of the real property and the fair market value of the 1TS Building and all Lessor owned improvements on the Premises.

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         5.24.2  Subject to approval of the  commission  decision to surplus the
ITS Building and the acceptance of the purchase price by the Lessee, the lessor shall sell the 1TS Building and all Lessor owned Improvements on the Promises to the Lessee for the fair market value as determined by the average of the two appraisals. The Lessor shall lease the underlying real property to the Lessee for a term of not less than forty (40) years at a rate that is then determined by applying the Lessor's lease rate of return policies then in effect. The lease shall provide for a renegotiation of the rent every five years.

         5.24.3 The ITS Building and all Lessor owned improvements thereon shall be sold by the Lessor to the Lessee via statutory warranty deed "as is(degree)" "where is" without warranty of any kind. Further, the sale shall be subject to all leases then In effect.

         5.24.4 Each party shall bear the cost of its selected appraiser. The parties shall split equally the cost of escrow services and the Lessor shall purchase a standard policy of title insurance far the real property and improvements located thereon. The Lessee shall be responsible for any real estate excise taxes occasioned by this transaction.

         5.25 RELOCATION TO OTHER LESSOR FACILITY: It Is anticipated by the Lessee that it may outgrow the Premises provided for herein. Further, it is the intent of the parties to negotiate in good faith Lessor's potential construction of a new facility to accommodate Lessee's expansion needs. Such new construction shall be at the sole discretion of the commission of the Port of Bellingham. In the event that the Lessee relocates to another Lessor owned facility (including a facility constructed by Losses on Lessor owned land) then this Lease shall automatically terminate subject to the Lessor's right to collect the total amount of the cost of the tenant improvements from the Lessee.

         5.28 SURVIVAL: All obligations of the Lessee as provided for in the lease shall not cease upon the termination of this Lease and shall continue as obligations until fully performed. All clauses of this Lease which require performance beyond the termination date shall survive the termination date of this Lease.

         5.27 ENTIRE AGREEMENT: This lease contains all of the understandings between the parties. Each party represents that no promises, representations or commitments have been made by, the other as a basis far this agreement which have not been reduced to writing herein. No oral promises or representations shall be binding upon either party, whether made in the past or to be made in the future, unless such promises or representations are reduced to writing in the form of a modification to this lease executed with all necessary legal formalities by the commission of the Port of Bellingham.

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         5.28  FACSIMILE  TRANSMISSION  This  agreement  may be  executed by the parties and transmitted by facsimile and, if so executed and transmitted, this agreement will be for all purposes as effective as if the parties had delivered an executed original agreement,

         5.29 VALIDATION: IN WITNESS WHEREOF, Lessor has caused this instrument to be signed by its President and Secretary by authority of the Port Commission of the Port of Bellingham, and this instrument has been signed and executed by Lessee, the day and year first above written.

SAFE TRANSPORTATION SYSTEMS, INC. PORT OF BELLINGHAM

[Signatures]

[Illedgable]                            [Illedgable]
------------                            ------------
President                               President



[Illedgable]                            [Illedgable]
------------                            ------------
V.P., Finance                           Secretary
               LESSEE                                  LESSOR

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